Exhibit 10.12

QNITY ELECTRONICS, INC.

RETIREMENT SAVINGS

RESTORATION

PLAN

Effective November 1, 2025

I.	PURPOSE

The purpose of this Plan is to provide a select group of management or highly compensated employees selected by the Company in accordance with Section IV hereof with the opportunity to defer receipt of salary that, because of compensation limits imposed by law, is ineligible to be considered in calculating benefits within certain tax-qualified defined contribution plan(s) and thereby recover benefits lost because of that restriction.

II.	SPIN-OFF

Effective November 1, 2025 (the “Effective Date”), DuPont de Nemours, Inc. (“DuPont”) distributed its interest in Qnity Electronics, Inc. (the “Company”) to DuPont’s shareholders and agreed to assume elections and deferrals made under the DuPont Retirement Savings Restoration Plan (the “DuPont RSRP”) with respect to calendar years through 2026 by certain participants therein (the “Effective Date Participants”), all as more fully described in that certain Employee Matters Agreement dated November 1, 2025, by and among the Company and DuPont (as it may be amended from time to time). This Plan document governs such elections and deferrals, which notwithstanding anything herein to the contrary shall remain subject to the terms and conditions that governed them under the DuPont RSRP.

III.	ADMINISTRATION

The administration of this Plan is vested in the Benefit Plan Administrative Committee (the “Committee”) appointed by the Senior Vice President—HR of the Company. The Committee may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such person(s) or group(s) as may be judged necessary to assist in the administration of the Plan. The Committee’s decision in all matters involving the interpretation and application of this Plan shall be final. The Committee shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan. In all cases, terms of this Plan shall be interpreted as necessary to comply with the requirements of Section 409A of the Internal Revenue Code and accompanying regulations.

IV.	ELIGIBILITY

Effective as of the Effective Date, each Effective Date Participant shall be eligible to participate in this Plan. After the Effective Date, a select group of management or highly compensated employees selected by the Company who are eligible to participate in the Company’s Retirement Savings Plan or such other the tax-qualified 401(k) plan sponsored by the Company, shall be eligible to participate in this Plan (each, a “New Participant” and, together with the Effective Date Participants, the “Participants”).

Except where the context requires otherwise, for purposes of this Plan, the term “Company” means Qnity Electronics, Inc., any wholly-owned subsidiary or part thereof and any joint venture, partnership, or other entity in which Qnity Electronics, Inc. has an ownership interest; provided that such entity (1) adopts this Plan with the approval of the Company and (2) agrees to make the necessary financial commitment in respect of any of its employees who become Participants in this Plan.

V.	PARTICIPANTS’ ACCOUNTS

An account shall be established on the books of account of the Company to reflect the balance of Plan benefits attributable to a Participant (an “Account”). A Participant’s Account shall be divided into annual subaccounts in respect of Participant and Company Matching Contributions and Company Non-elective Contributions (each, a “Subaccount”), and each Subaccount shall be credited or debited, as applicable, for such amounts and any Earnings Equivalents. The balance in Participant Accounts shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof. With respect to each Subaccount:

(A)

Participant and Company Matching Contributions. Participants may elect to defer receipt of a percentage of compensation in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. The deferral percentage elected under this Plan shall not exceed 6%. To the extent that a Participant makes or made a deferral election under the DuPont RSRP, the Company will credit to this Subaccount an amount equivalent to 100% of the Participant Contribution. The Participant must elect a Payment Event and Form of Payment with respect to each Participant and Company Matching Contribution Subaccount at the time the deferral election is made. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.

For purposes of a New Participant’s first year of participation in this Plan, the compensation deferral election must be made within 30 days of the date the employee becomes eligible to participate in the Plan, and no later than 30 days prior to the first day of the month for which compensation is deferred and will be irrevocable for the remainder of that calendar year.

(B)

Company Non-elective Contributions. For each employee eligible to participate in this Plan, whether or not he or she makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equal to 3% of the employee’s compensation in excess of the amount prescribed in Internal Revenue Code Section 401(a) (17). The Participant must elect a Form of Payment with respect to each Company Non-elective Contribution Subaccount at the time the deferral election is made under the terms of subparagraph (A) above. The Payment Event with respect to any Company Non-elective Contribution Subaccount shall be Separation from Service or in any year up to two years following a Separation from Service as specified at the time the deferral election is made.

(C)

Earnings Equivalents. Credits for Participant and Company Matching Contributions and Company Non-elective Contributions shall be treated as having been invested in one or more of the investment options designated by the Committee from time to time for purposes of crediting earning or losses to the Participant’s Account. The Committee shall have the sole discretion to determine the number of investment options to be designated hereunder and the nature of the investment options and may change or eliminate any investment option from time to time. In the event of such change or elimination, the Committee shall give each Participant timely notice and opportunity to make a new investment election. No such change or elimination of any investment option shall be considered to be an amendment to the Plan.

The Participant shall have the right to:

(1)	designate which of the available investment options are to be used in valuing his/her Account under this Plan; and/or

(2)	change the designated investment options used in valuing his/her Account under this Plan.

(D)	Definition of Compensation. Compensation for purposes of this Plan shall mean “compensation” as defined in the tax-qualified plan in which the Participant participates.

VI.	VESTING

Participant and Company Matching Contributions and Earnings Equivalents attributable thereto shall be vested at the time such amounts are credited to the Participant’s Account. Company Non-elective Contributions and Earnings Equivalents thereto shall be vested after the employee completes 3 years of service, as defined in the tax qualified plan in which the participant participates (taking into account any service credited to an Effective Date Participant under the DuPont RSRP), or, if earlier, upon the occurrence of a Change in Control (as defined in the Company’s Equity and Incentive Plan, a “Change in Control”).

VII.	PAYMENT OF BENEFITS

Amounts payable under this Plan shall be distributed in one of the following forms and at a time as elected by the Participant:

(A)

Form of Payment. “Form of Payment” means either (i) a lump sum or (ii) annual installments (for up to ten (10) years); provided that annual installments where the Payment Event is a specified date shall be limited to no more than five (5) years.

(B)

Payment Event. “Payment Event” means any of the following: (i) Separation from Service (as defined in Treasury Regulation Section 1.409A-1(h)) (or in any year up to two years following a Separation from Service as specified at the time the deferral election is made) and (ii) the earlier of (x) Separation from Service or (y) a specified date.

Upon the occurrence of a Payment Event that is a Separation from Service, the Company shall, within 90 days thereafter, commence payment of the applicable Subaccount to the Participant, or his/her Beneficiary, as applicable, in the Form of Payment elected by the Participant with respect thereto. Upon the occurrence of a Payment Event that is a specified date, the Company shall commence payment of the applicable Subaccount to the Participant on such specified date in the Form of Payment elected by the Participant with respect thereto.

If the Participant does not make a valid election as to form and time of distribution, amounts payable shall be delivered in a cash lump sum as soon as practical after termination of employment. In the event of a Participant’s death, Participant’s Account balance will automatically be distributed to his/her Beneficiary in a single lump sum no later than December 31st of the calendar year following the calendar year of the Participant’s death. Any such election shall be made by the Participant at the time the deferral election is made.

Notwithstanding any provision of this Plan to the contrary, upon the occurrence of a Payment Event that is a Separation from Service (other than on account of death), amounts payable to a Specified Employee (as defined below) shall be paid in the Form of Payment elected by the Participant with respect thereto on the later of: (1) the date that is six months and one day after such Payment Event; or (2) the date on which such payment was otherwise scheduled to commence. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.

Benefits payable due to a Participant’s death shall be paid to the beneficiary designated on the most recent valid beneficiary designation form received by the Committee, or, if no valid beneficiary designation is on file or the beneficiary cannot be determined by the Committee, to the Participant’s estate.

For purposes of this Plan, “Specified Employee” means an officer of the Company at any time during the 12-month period ending on each December 31. If a Participant is a Specified Employee as of any December 31, such Participant will be treated as a Specified Employee for the 12-month period beginning on the first day of the first month following such December 31.

VIII.	NON-ASSIGNMENT

No assignment or alienation of the rights and interests of participants, beneficiaries and survivors under this Plan will be permitted or recognized under any circumstances. Plan benefits can be paid only to participants, beneficiaries or survivors.

IX.	RIGHT TO MODIFY

The Company reserves the right to change or discontinue this Plan in its discretion by action of the Compensation Committee of the Board of Directors, or its delegate; provided, however, that following the Change in Control no such amendment or termination may adversely affect the deferrals made under the Plan prior to the termination or adoption of the amendment (including, without limitation, any terms, conditions or distribution alternatives applicable to such deferrals). In addition, notwithstanding anything to the contrary above, for a period of two years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms and conditions of benefits as available pursuant to the Plan immediately prior to the Change in Control.

Qnity Electronics, Inc. Retirement Savings Restoration Plan

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